Exhibit 4.21

EXTENSION AGREEMENT

September 16, 2010

This Extension Agreement (this “Agreement”) is entered into by and between IASO Pharma Inc. (f/k/a Pacific Beach Biosciences, Inc.), a Delaware corporation (the “Company”) and Paramount Biosciences, LLC (“Holder”) to extend the maturity of the Amended and Restated Future Advance Promissory dated as of September 30, 2009 (the “Note”) made by the Company in favor of Holder.

RECITALS

WHEREAS, the Note is scheduled to mature pursuant to its terms on September 30, 2010;

WHEREAS, Holder and the Company desire to amend the Note solely to extend the maturity of the Note on the terms set forth herein; and

NOW, THEREFORE, the parties agree as follows:

1.         Amendment; Extension. The Note is hereby amended to extend the Due Date thereof from September 30, 2010 to December 31, 2010.

2.	Miscellaneous

(a)          This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(b)         This Agreement shall be governed by the law of the State of New York without giving effect to any principles or conflicts of law.

(d)         Except as expressly amended hereby, the terms of the Note shall remain in full force and effect.

(e)          Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(f)         Existing references to the Note are henceforth deemed references to the Note as amended by this Agreement.

(g)       If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(h)       The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of the Agreement or to affect the meaning or interpretation of this Agreement.

(i)        All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

(j)        This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IASO PHARMA, INC.

By:	/s/ Matthew A. Wikler, M.D.
Name:	Matthew A. Wikler, M.D.
Title:	President and CEO

PARAMOUNT BIOSCIENCES, LLC

By:	/s/ Lindsay A. Rosenwald, M.D.
Name:	Lindsay A. Rosenwald, M.D.
Title:	Sole Member

Extension Agreement Signature Page